SCHEDULE 14A
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


Filed by the Registrant [X]
Filed by the Party other than the Registrant []
Check the appropriate box:
[ ]      Preliminary Proxy Statement
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

............................................................
         The Interpublic Group of Companies, Inc.
............................................................
         (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X]      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),or
         14a-6(j)(2).
[ ]      $500 per each party to the controversy pursuant to
         Exchange Act Rule 14a-6(i)(3).
[ ]      Fee computed on table below per Exchange Act Rules 14a-
         6(i)(4) and 0-11.
         1)   Title of each class of securities to which transaction
              applies:
         .........................................................
         2)   Aggregate number of securities to which transaction
              applies:
         .........................................................
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: <F1>
         .........................................................
         4)   Proposed maximum aggregate value of transaction:
         .........................................................
<F1> Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         1) Amount Previously Paid: ..........
         2) Form, Schedule or Registration Statement No.: .........
         3) Filing Party: ...............
         4) Date Filed: ..........


PAGE

                    THE INTERPUBLIC GROUP OF COMPANIES, INC.
                           1271 Avenue of the Americas
                            New York, New York  10020




                                                    April 7, 1994

Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of The Interpublic Group of Companies, Inc., to be held at 11:00 A.M. Eastern Time, on Tuesday, May 17, 1994. The meeting will be held in the Auditorium of the Equitable Center, 787 Seventh Avenue, New York, New York.

    The business to be considered is described in the attached notice of the meeting and Proxy Statement.

    In addition to these matters, there will be a report on the affairs of the Company, an opportunity for questions and comments by stockholders and a showing of selected commercials recently produced by the Company's subsidiaries.

    We hope you will be able to attend.

                            Sincerely,




                            Philip H. Geier, Jr.
                              Chairman of the Board, President
                              and Chief Executive Officer
PAGE

                    THE INTERPUBLIC GROUP OF COMPANIES, INC.
                           1271 Avenue of the Americas
                            New York, New York  10020


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             To be Held May 17, 1994


    The Annual Meeting of Stockholders of The Interpublic Group of Companies, Inc. (the "Company") will be held in the Auditorium of the Equitable Center, 787 Seventh Avenue, New York, New York, on
Tuesday, May 17, 1994, at 11:00 A.M., Eastern Time, for the following purposes:

      1.    To elect 11 directors;

      2.    To consider and act upon a proposal to
            approve the Interpublic Outside Directors'
            Stock Option Plan;

      3.    To consider and act upon a proposal to
            confirm the appointment of Price Waterhouse as independent accountants of the Company for the year 1994; and

      4.    To transact such other business as may
            properly come before the meeting and any adjournment thereof.

      The close of business on March 21, 1994, has been designated as the record date for the determination of stockholders entitled to notice of and to vote at this meeting and any adjournment thereof.

                        By Order of the Board of Directors,


                                          Christopher Rudge
                                              Secretary
Dated: April 7, 1994

            Whether or not you plan to attend the meeting in person, please fill in, sign, date and promptly return the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States. The proxy is revocable, so that you may still vote your shares in person if you attend the meeting and wish to do so.

PAGE

                THE INTERPUBLIC GROUP OF COMPANIES, INC.
                            _____________
                             PROXY STATEMENT
                            _____________

                                 GENERAL

INTRODUCTION

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Management") of The Interpublic Group of Companies, Inc. ("Interpublic" or the "Company") of proxies to be voted at the Annual Meeting of Stockholders, which will be held in the Auditorium of The Equitable Center, 787 Seventh Avenue, New York, New York, at 11:00 A.M., Eastern Time, on Tuesday, May 17, 1994.

      The address of the Company's principal executive office is 1271 Avenue of the Americas, New York, N.Y. 10020. This
Proxy Statement, the enclosed form of proxy and the Company's Annual Report to Stockholders are first being sent to stockholders on or about April 7, 1994.

      Any proxy given in response to this solicitation may be revoked at any time before it has been exercised. The giving of the proxy will not affect your right to vote in person if you attend the meeting. If you do not attend, or if you attend but do not vote in person, the shares represented by your proxy will be voted in accordance with your specification with respect to the matters set forth in items (1) through (3) and in the discretion of the person voting your proxy with respect to any other matter arising and voted upon at the meeting. Any proxy which omits such specification will be voted FOR the election of Management's nominees for director, FOR approval of the Interpublic Outside Directors' Stock Option Plan and FOR the confirmation of Price Waterhouse as independent accountants. Stockholders have no appraisal rights with respect to the matters being acted upon.

OUTSTANDING SHARES

      The outstanding capital stock of the Company at the close of business on March 21, 1994, the record date for this meeting, consisted of 75,011,265 shares of Common Stock. Each share of Common Stock is entitled to one vote on all matters to be acted upon at the meeting. Set forth below is information as to direct and indirect "beneficial ownership" (as that term is defined in rules of the Securities and Exchange Commission relating to solicitation of proxies) of Common Stock of the Company as of December 31, 1993 by persons who on the basis of data available to the Company had such beneficial ownership of more than 5% of the Common Stock of the Company.
PAGE

                                          Amount
                                          and Nature of     Percent
      Name and Address                    Beneficial        of
      of Beneficial Owner                 Ownership <F2>    Class

      The Capital Group, Inc              9,200,300 <F3>    12.3%
        and subsidiaries
        333 South Hope Street
        Los Angeles, CA  90071


<F2>  The Securities and Exchange Commission deems a person to be the beneficial owner of a security (for purposes of the proxy rules) if that person has voting or investment power or both with respect to such security. Additionally, a security is deemed to be beneficially owned by a person who has the right to acquire beneficial ownership within 60 days -- for example, through the exercise of a stock option. Under these standards more than one person may be the beneficial owner of a security.

<F3>  Information was obtained from Schedule 13G filed with the
      Securities and Exchange Commission by The Capital Group, Inc. ("Capital") on or about February 11, 1994, as subsequently amended. It is reported by Capital that neither Capital nor any of its affiliates owns shares of Interpublic. Accounts under discretionary management of the following investment management companies owned by Capital hold shares of Interpublic in the following amounts: Capital Guardian Trust Company and related entities - 5,768,250 shares; Capital International Limited - 273,350 shares; Capital International, S.A., and other operating subsidiaries - 363,700 shares and Capital Research and Management Company - 2,795,000 shares. Capital Research and Management Company manages a number of mutual funds, including Capital Income Builder, Inc. and Capital World Growth & Income Fund, Inc., which Frank Stanton, a director of the Company, serves as a director.

PAGE

      The following table gives the direct and indirect "beneficial ownership" of Common Stock of the Company on March 21, 1994, of each nominee for election as a director, including the executive officers named in the Summary Compensation Table below, and of all directors and executive officers of the Company as a group:

                                     Common             Options
Name of                               Stock            Exercisable
Beneficial Owner                    Ownership         Within 60 Days

Eugene P. Beard                      243,409             71,710
Lynne V. Cheney                        -                   -
Philip H. Geier, Jr.                 534,978            159,358
Robert L. James                      364,584             47,808
Frank B. Lowe                        412,878               -
Leif H. Olsen                          1,400               -
Kenneth L. Robbins                   186,242             40,912
J. Phillip Samper                      1,400               -
Joseph J. Sisco                        1,600               -
Frank Stanton                          3,200               -
Jacqueline G. Wexler                   3,682               -

All directors and
 executive officers
 as a group                      1,872,192              513,932


Notes:
(1) Stock ownership includes restricted stock awarded under the 1986 Stock Incentive Plan. Common Stock ownership in column one together with options exercisable within 60 days in column two constitute the entire direct and indirect beneficial ownership of Common Stock by each of the named persons and the group.

(2) No person or group named in the foregoing table has beneficial ownership of more than 1% of the outstanding Common Stock, as defined above, except that the directors and executive officers as a group own 3.2%.

(3) In all cases, the beneficial ownership shown is direct, except that beneficial ownership by the following persons includes indirect ownership held through trusts as follows: Mr. James - 36,094 shares and Mr. Lowe - 2,436 shares. In each case, beneficial ownership of these shares is disclaimed.

PAGE

VOTING

      Election of directors shall be decided by a plurality of the votes cast by the holders of shares of Common Stock present in person or by proxy at the meeting and entitled to vote. Approval of the proposals described in Items (2) and (3) will require the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote. The Company's transfer agent tabulates the votes. Abstentions and broker non-votes are each tabulated separately and are counted toward the quorum. Abstentions are counted in tabulating votes cast on proposals presented to stockholders, whereas broker non-votes are not counted in tabulating votes cast.

STOCKHOLDERS' PROPOSALS TO BE PRESENTED AT 1995 ANNUAL MEETING

      Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders scheduled to be held on May 16, 1995, must be received by the Company by December 8, 1994, in order to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.


                              1. ELECTION OF DIRECTORS

      The nominees of the Management for election as directors of the Company at the Annual Meeting, to hold office until the next Annual Meeting of Stockholders and until their successors are elected and qualify or until their earlier death, resignation or removal, and certain information concerning each nominee, are given below. All of the nominees are presently serving as directors of the Company except Mrs. Cheney. The Management believes that all of the nominees will be available and able to serve as directors. However, if for any reason any of these persons should not be available or able to serve, proxies will be voted for the remainder of those nominated and, unless the size of the Board of Directors is reduced, for such substituted nominees as shall be designated by the Management.

      The following information with respect to the principal occupation or employment, recent employment history, age and directorships in public and certain other companies at February 22, 1994, has been furnished or confirmed to the Company by the respective nominees.

      McCann-Erickson Worldwide, Lintas Worldwide and The Lowe Group, which are referred to below, are worldwide advertising agency systems owned by Interpublic.
PAGE

      EUGENE P. BEARD, Executive Vice President-Finance and Operations and Chief Financial Officer of the Company since 1985, has been director of Interpublic since 1982. Director of National Westminster Bancorp Inc., 59 Wall Street Fund, Inc. and Micrografx, Inc. Age 58.

Chairman of the Finance Committee. Member of the Executive Committee and the Strategic Planning Committee for Non-Core Business.


      LYNNE V. CHENEY, Distinguished Fellow, American Enterprise Institute since 1993. Prior thereto, from 1986 to 1993, Mrs. Cheney was Chairman of the National Endowment for the Humanities. She is a director of Reader's Digest Association, Lockheed Corporation and IDS Mutual Fund Group. Age 52.

      PHILIP H. GEIER, JR., Chairman of the Board, President and Chief Executive Officer of the Company, has been a director of Interpublic since 1975. Mr. Geier was elected Chairman and Chief Executive
Officer of the Company in 1980 and President in 1985. Mr. Geier is a director of Fiduciary Trust Company International and Woolworth
Corporation.  Age 59.

Chairman of the Executive Committee. Member of the Finance and Nominating Committees and the Strategic Planning Committee for Non-Core Business.

      ROBERT L. JAMES, Chairman of the Board and Chief Executive
Officer of McCann-Erickson Worldwide since 1985, has been a director of Interpublic since 1976. Age 57.

      FRANK B. LOWE, Chairman of The Lowe Group, has been a director of Interpublic since 1990. Mr. Lowe has served as Chairman of The Lowe Group since its founding in 1981. Age 52.

Chairman of the Strategic Planning Committee for Non-Core Business.

PAGE

      LEIF H. OLSEN, President of Leif H. Olsen Investments, Inc., economic consultants and financial managers, has been a director of Interpublic since 1972. Mr. Olsen was Senior Vice President and Economist of First National City Bank (now Citibank, N.A.) until 1978, when he became Chairman of the Economic Policy Committee of Citibank N.A., a post he held until 1985. He is a trustee of Atlantic Mutual Insurance Company and a director of its affiliate Centennial Insurance Company. Age 68.

Chairman of the Audit Committee. Member of the Compensation and Finance Committees and the Strategic Planning Committee for Non-Core Business.

      KENNETH L. ROBBINS, Chairman of the Board and Chief Executive Officer of Lintas Worldwide, has been a director of Interpublic since 1991. Prior thereto, from 1985, he directed the international operations of Lintas Worldwide as Chairman of Lintas International. Age 58.

      J. PHILLIP SAMPER, President of Sun Microsystems Computer Corporation, has been a director of Interpublic since 1990. Mr. Samper was Vice Chairman and Executive Officer of the Eastman Kodak Company from 1986 to 1989 and a member of the Board of Directors from 1983 to 1989. He was President and Chief Executive Officer of Kinder-Care Learning Centers from 1990 to 1991. Mr. Samper is a director of Armstrong World Industries, Inc. and Sylvan Learning Systems, Inc. Age 59.

Member of the Compensation and Audit Committees.

      JOSEPH J. SISCO, Partner, Sisco Associates, international management consultants based in Washington D.C., has been a director of Interpublic since 1979. Dr. Sisco served as President and subsequently as Chancellor of The American University from 1976 to 1981. Prior thereto, he had been with the United States State Department for more than 25 years. His last position there was Under Secretary of State for Political Affairs. Dr. Sisco is a director of Braun A.G., Raytheon Company and Tenneco Inc. Age 74.

Chairman of the Nominating Committee.  Member of the Audit,
Compensation, Executive and Finance Committees.

PAGE

      FRANK STANTON, President Emeritus, CBS Inc., has been a director of Interpublic since 1976. Mr. Stanton was President of CBS Inc. until 1971 and served as Vice Chairman of its Board of Directors until his retirement in 1973. He served as Chairman of the American Red Cross from 1973 to 1979. Mr. Stanton is a director of Berol Corporation, Capital Income Builder, Inc., Capital World Growth & Income Fund, Inc., and Sony Music Entertainment Inc. Age 86.

Chairman of the Compensation Committee.

      JACQUELINE G. WEXLER, who retired as President of the National Conference of Christians and Jews in 1990, has been a director of Interpublic since 1974. Mrs. Wexler was President of Hunter College from 1969 until 1979 and President of Academic Consulting Associates from 1979 to 1982. She is a director of United Technologies Corporation, Inc. Age 67.

Member of the Compensation, Executive and Nominating Committees.

PAGE

PRINCIPAL COMMITTEES OF THE BOARD OF DIRECTORS

      Finance Committee -- The Finance Committee has concurrent jurisdiction with the Executive Committee over the management of the financial affairs of the Company while the Board of Directors is not in session. It also approves capital budgets, guarantees of obligations of subsidiaries and affiliates and certain capital transactions, and is the committee which administers the Interpublic Retirement Account Plan. The Finance Committee held 12 meetings in 1993.

      Executive Committee -- The Executive Committee is authorized to exercise all powers of the Board of Directors which under Delaware law and the By-Laws of the Company may properly be delegated to a committee while the Board of Directors is not in session except certain powers that have been delegated to other committees of the Board of Directors. The Executive Committee held no meetings in 1993.

      Audit Committee -- The Audit Committee, whose members may not be officers or employees of the Company, is responsible for the selection and retention, subject to the approval of the Board of Directors and the stockholders, and the approval of the annual compensation, of the Company's independent accountants. The Audit Committee confers with the accountants and from time to time reports to the Board of Directors upon the scope of the auditing of the books and accounts of the Company. It also reviews and examines the procedures and methods employed in the Company's internal audit program. It reviews and submits to the Board of Directors, as soon as possible after the close of each fiscal year, the consolidated balance sheet of the Company and its subsidiaries and the related consolidated statements of income, of stockholders' equity and of cash flows. The Audit Committee held two meetings in 1993.

PAGE

      Compensation Committee -- The Compensation Committee is responsible for approving the compensation paid by the Company or any of its subsidiaries to directors who are employees of the Company or of any such subsidiary. For these purposes, compensation is deemed to include: (1) salary, (2) deferred compensation, (3) bonuses and other extra compensation of all types, including awards under the Company's Management Incentive Compensation Plan and the 1986 Stock Incentive Plan, (4) insurance paid for by the Company or any of its subsidiaries other than group plans, (5) annuities and individual retirement arrangements, (6) stock options, (7) grants under the Long-Term Performance Incentive Plan and (8) Special Deferred Benefit Arrangements. It is the committee that administers the Long-Term Performance Incentive Plan, the Management Incentive Compensation Plan, the 1986 Stock Incentive Plan, the United Kingdom Stock Option Plan and the Employee Stock Purchase Plan (1985). The Compensation Committee held seven meetings in 1993.

      Nominating Committee -- The Nominating Committee is responsible for recommending to the Board of Directors the persons to be recommended for election to the Board of Directors at the Annual Meeting of Stockholders or any special meeting of stockholders or to be selected by the Board of Directors to fill any vacancy or any additional position created by the Board of Directors. Stockholders who desire to recommend nominees may do so by writing to the Secretary of the Company at the Company's principal executive office set forth in the second paragraph on page 1 of this Proxy Statement. Any such recommendation should be submitted prior to December 31 of the year preceding the Annual Meeting of Stockholders in question, and the recommendation will be given consideration by the Nominating Committee. The Nominating Committee held two meetings in 1993.

      Strategic Planning Committee for Non-Core Business -- This Committee was formed in 1991 to develop long-term strategic proposals for growth with specific emphasis on non-media advertising developments. In particular, it investigates and reviews new revenue streams for the Company and its agencies. This Committee held two meetings in 1993.

ATTENDANCE AT BOARD OF DIRECTORS AND COMMITTEE MEETINGS

      The Board of Directors of the Company held six meetings in 1993 and committees of the Board held a total of 25 meetings. Each of the incumbent directors attended at least 80% of the meetings of the Board of Directors and committees of the Board on which the director served in 1993.
PAGE

DIRECTORS' FEES

      Each director who is not an employee of the Company or one of its subsidiaries received in 1993 an annual retainer of $18,000 for serving as a director, an annual retainer of $2,000 for each committee on which he or she served, a fee of $1,000 for each meeting of the Board attended, a fee of $750 for each committee meeting attended other than on a Board meeting day, and $400 for each committee meeting attended after the first Board or committee meeting on any day. The Chairman of the Compensation Committee received an additional $3,000 per year and the Chairman of each of the Audit and Nominating Committees received an additional $2,500. The annual retainer payable to directors was increased to $22,000 in February 1994. The balance of the fees remain the same for 1994. In addition, Mr. Samper received a consultancy fee of $21,161 in 1993 for his services to the Company in evaluating a non-core strategic business opportunity.

      Effective June 1, 1994, an outside director with at least five years of service will be entitled to receive an annual retirement benefit under the Interpublic Outside Directors' Pension Plan upon attaining the age of 65. The benefit will equal the amount of the annual retainer paid to the director in the year in which he or she ceased to serve as a director and will be paid for the same number of years as the director's years of service. In the event of the death of a director with a vested retirement benefit, the then present value of the director's unpaid retirement benefits will be paid in a lump sum to the surviving spouse or the estate of the director.

      Reference is also made to Proposal 2 relating to the Interpublic Outside Directors' Stock Option Plan.

PAGE

COMPENSATION OF EXECUTIVE OFFICERS

      The following table sets forth compensation from the Company and its subsidiaries paid to the Chief Executive Officer and the four other most highly compensated executive officers of the Company who were serving as executive officers on December 31, 1993 (the "named executive officers") for services rendered in all capacities for the three years ended on that date. Compensation is reported in respect of any year during which the person was an executive officer of the Company. As used in this Proxy Statement, the executive officers of the Company are deemed to include any director of the Company who currently serves as a chief executive officer of one of the Company's three agency systems, McCann-Erickson Worldwide, Lintas Worldwide and The Lowe Group.

PAGE

                                                   SUMMARY COMPENSATION TABLE
                                                                           ------LONG TERM  COMPENSATION------
                                ------ ANNUAL COMPENSATION --------------- ------ AWARDS ---------    PAYOUTS

                                                            Other          Restricted    Securities               All
Name                                                        Annual         Stock         Underlying   LTIP        Other
and Principal                   Fiscal Salary     Bonus     Compensation   Awards        Options      Payouts     Compensation
Position                        Year    <F4>      <F5>         <F6>        <F7><F8>         #          <F9>          <F10>

Philip H. Geier, Jr.
  Chairman of the Board         1993   $965,000   $350,000  $  189,873     $1,455,822            0    $  350,000  $ 11,836
  of Directors, President,      1992    965,000    722,500   1,071,000              0       97,200     1,174,998    11,889
  and Chief Executive Officer   1991    894,167    450,000                    460,575      402,358       630,261

Eugene P. Beard
  Executive Vice President -    1993    500,000    250,000     103,313        647,032            0       157,500    12,413
  Finance and Operations,       1992    500,000    375,750     459,000              0       46,800       528,749    12,506
  Chief Financial Officer       1991    445,417    225,000                    207,283      179,710       280,116
  and Director

Robert L. James
  Chairman of McCann-Erickson   1993    635,000    275,000      81,346        404,389            0       258,750    12,081
  Worldwide and                 1992    635,000    475,000     612,000              0       27,000       521,249    12,099
  Director of Interpublic       1991    597,500    520,000                    138,159      115,308       420,044

Frank B. Lowe
  Chairman of Lowe Worldwide    1993    560,000    250,000     224,087        323,516            0             0     8,935
  and Director of Interpublic   1992    560,000          0     161,735              0       23,400             0    10,491
                                1991    539,631    123,000                  3,050,000       54,000             0

Kenneth L. Robbins
  Chairman of Lintas Worldwide  1993    525,000          0      99,815        269,607            0        56,050    11,927
  and Director of Interpublic   1992    481,250    240,000                          0       23,400       216,025    12,098
                                1991    380,000          0                  1,100,821       70,912       175,018

<F4>      The salaries of inside directors continuing to serve in the same position are reviewed every two years.
PAGE

<F5>      Bonus payments are made pursuant to the Management Incentive Compensation Plan.

<F6>      Other Annual Compensation includes $125,000 in housing expenses paid to Mr. Lowe, medical/dental coverage paid on behalf of Mr. Beard - $14,845, Mr. James - $19,556 and Messrs. Geier, Lowe and Robbins - $19,777 each, and amounts paid in respect of spouse travel to Mr. Beard - $22,807, Mr. Geier - $28,675, Mr. Lowe - $54,154 and Mr. Robbins -
          $32,151.

<F7>      The shareholders on May 18, 1993 approved the issuance of restricted stock under the Company's 1986 Stock Incentive
          Plan in exchange for phantom shares held under the Long-Term Performance Incentive Plan ("LTPIP") for the 1991-1994
          performance period at 120% of their value on the date of exchange.

<F8>      Restricted stock issued under the 1986 Stock Incentive Plan (the "Plan") was held at December 31, 1993 in the following amounts, having the given values as of that date, by the named executive officers: Mr. Geier - 122,604 shares ($3,923,328); Mr. Beard - 30,162 shares ($965,184); Mr. James -  78,979 shares ($2,527,328); Mr. Lowe -
          210,436 shares ($6,733,952) and Mr. Robbins - 86,053 shares ($2,753,696).  This restricted stock was issued with at least a five-year vesting period, subject to the release of restrictions by the Committee administering the Plan not less than one year after the issue date.  Dividends on restricted stock are paid on the same basis as ordinary dividends on Common Stock.

          The named executive officers also hold shares that were originally issued as restricted stock under the Plan on which the restrictions have been released by the Committee on the condition that each of the holders agreed to reimburse the Company for the value of his released shares in the event he leaves the employ of the Company before the end of the original restriction period.  These shares are held as follows: Mr. Geier -  316,000 shares; Mr. Beard
          - 136,000 shares; Mr. James - 120,000 shares and Mr. Robbins - 26,250 shares.

<F9>      Payouts under the LTPIP are made at the end of four-year performance periods.  These four-year periods begin at two-
          year intervals.  Payouts for the 1989-1992 performance period were partially made in December 1992, with the balance made in February 1993.

<F10>     All Other Compensation for 1993 consists of the Company's matching contributions under the Interpublic Savings Plan and the Company's share of the cost of group term life insurance.  $1,800 was paid for premiums on group term life insurance for each of the named executive officers except Mr. Lowe for whom $1,152 was paid.  The following amounts were paid to the named executive officers as matching contributions under the Savings Plan: Mr. Geier - $10,036; Mr.
          Beard - $10,613; Mr. James - $10,281; Mr. Lowe -$7,783; and Mr. Robbins - $10,127.

PAGE

                                Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
______________________________________________________________________________________________________________________________
The following table gives the number of options and the year-end value of options held by the named executive officers and whether or not they are exercisable.  None of these officers were granted options in 1993 or acquired shares upon the exercise of options.
______________________________________________________________________________________________________________________________

                                                             Number of Securities Underlying   Value of Unexercised
                                                             Unexercised Options at            In-The-Money Options at
                                                             December 31, 1993                 December 31, 1993 <F11>
                                                             -------------------------------   ----------------------------

Name                                                         Exercisable    Unexercisable      Exercisable       Unexercisable
Philip H. Geier, Jr.                                           159,358        340,200          $ 2,077,136       $ 2,590,988

Eugene P. Beard                                                 71,710        154,800              934,697         1,160,325

Robert L. James                                                 47,808         94,500              623,149           719,719

Frank B. Lowe                                                        0         77,400                    0           580,163

Kenneth L. Robbins                                              40,912         68,400              668,466           492,975

<F11> Based on the closing price of the Company's Common Stock as reported in the New York Stock Exchange Composite
Transactions on December 31, 1993.

PAGE

                                                      Long-Term Incentive Plan - Awards in Last Fiscal Year
______________________________________________________________________________________________________________________________

The following table provides information as to awards to the named executive officers in 1993 under the Long-Term Performance
Incentive Plan.
______________________________________________________________________________________________________________________________
                                                                              Estimated Future Payouts under Non-Stock -
                                                                                             Price-Based Plans
                         Number and                                           ------------------------------------------------
                         Allocation of                Performance or          Threshold      Target          Maximum
                         Performance                  Other Period Until      (8% Growth)    (15% Growth)    (27% or Greater
Name                     Units                        Maturation or Payout                                   Growth)

Philip H. Geier, Jr.     10,800 IPG Worldwide         1/1/93 - 12/31/96       $ 216,000      $1,242,000      $1,890,000

Eugene P. Beard           6,350 IPG Worldwide         1/1/93 - 12/31/96         127,000         730,250       1,111,250

Robert L. James           5,625 McCann-Erickson       1/1/93 - 12/31/96         112,500         646,875         984,375
                                Worldwide
                          1,125 McCann-Erickson                                  22,500         129,375         196,875
                                International

Frank B. Lowe             5,250 Lowe Worldwide        1/1/93 - 12/31/96         105,000         603,750         918,750
                            550 Lowe International                               11,000          63,250          96,250
                            550 Lowe USA                                         11,000          63,250          96,250

Kenneth L. Robbins        5,250 Lintas Worldwide      1/1/93 - 12/31/96         105,000         603,750         918,750
                          1,100 Lintas International                             22,000         126,500         192,500

The Long-Term Performance Incentive Plan ("LTPIP") provides for awards at two-year intervals of designated numbers of
"performance units" to key employees of the Company and its subsidiaries who are members of the Development Council, a group of approximately 175 senior officers of the Company and its subsidiaries worldwide.  The value of the performance units is tied to the annual growth of profits of one or more operating components consisting of the office, agency, regional or worldwide agency system with which an employee is principally associated. Performance units are awarded with a provisional value of $100, which may increase to as much as $175 and may decrease to as little as zero, the increase or decrease depending in each case on the extent to which the growth rates of the applicable operating components exceed or fall short of pre-
established growth rate objectives over a period of four calendar years (a "performance period").

The threshold growth rate objective is based on 8% growth in cumulative compound operating profit of an operating component during a performance period, resulting in a threshold payout of $20 per performance unit.  Failure to reach the threshold payout will result in a zero award.  The target growth rate objective given above is arbitrarily fixed at  15%.  This growth rate would result in a target payout of $115 per performance unit.  The maximum growth rate objective is 27%, resulting in a maximum payout of $175 per performance unit.  It would be unusual to achieve the maximum growth rate objective.

PAGE

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
 AND CHANGE-IN-CONTROL ARRANGEMENTS

EMPLOYMENT AGREEMENTS

The named executive officers have employment contracts with the Company providing for the annual compensation and termination dates set forth below:

                                        Contract          Termination
Name                                    Rate <F12>          Date <F13>

Philip H. Geier, Jr.                 $ 965,000            June 30, 1996
Eugene P. Beard                         575,000 <F14>     June 30, 1995
Robert L. James                         700,000           December 31, 1994
Frank B. Lowe                           660,000           December 31, 1995
Kenneth L. Robbins                      525,000           July 31, 1994



<F12>     Contract rates do not include compensation pursuant to Special
          Deferred Benefit Arrangements described below.

<F13>     Each employment contract described above is terminable by either party at any time upon twelve months' notice.

<F14>     Includes deferred amount of $300,000.

PAGE

SPECIAL DEFERRED BENEFIT ARRANGEMENTS

Mr. Beard is a party to three agreements which provide that if he dies while he is employed by the Company amounts aggregating $194,000 per year will be paid to his beneficiaries for 15 years following his death. Alternatively, he will be paid benefits for 15 years ranging from $182,360 per year if he retires after March 31, 1994 to $194,000 per year if he retires on or after his 60th birthday. The Company will enter into an agreement with Mr. Beard providing for payment to him of an annual benefit of $230,000 for 15 years commencing July 18, 1998. This benefit will be forfeited if Mr. Beard were to leave the Company prior to July 18, 1998 for any reason except death or disability without the consent of the Compensation Committee.

     Mr. Geier is a party to two agreements which provide that if he dies while he is employed by the Company amounts aggregating $160,000 per year will be paid to his beneficiaries for 15 years following his death. Alternatively, he will be paid benefits for 15 years ranging from $148,000 per year if he retires after March 31, 1994 to $160,000 per year if he retires on or after his 60th birthday. The Company will enter into an agreement with Mr. Geier providing for payment to him of an annual benefit of $255,000 for 15 years commencing July 18, 1998. This benefit will be forfeited if Mr. Geier were to leave the Company prior to July 18, 1998 for any reason except death or disability without the consent of the Compensation Committee.

    Mr. James is a party to an agreement which provides that if he dies while he is employed by the Company $70,000 per year will be paid to his beneficiaries for 15 years following his death. Alternatively, he will be paid benefits for 15 years ranging from $57,400 per year if he retires on or after March 31, 1994 to $70,000 per year if he retires on or after his 60th birthday.

    Mr. Lowe is a party to an agreement which provides that if he dies while he is employed by the Company $158,400 per year will be paid to his beneficiaries for 15 years following his death. If he retires on or after his 60th birthday, he will be paid a benefit of $158,400 per year for 15 years. If he retires, resigns or his employment is terminated on or after his 55th birthday but prior to his 60th birthday, he will be paid benefits ranging from $72,864 to $148,896 per year for 15 years based on the year his employment terminates. In the event Mr. Lowe's employment terminates prior to his 55th birthday, other than by reason of death, he will be paid in installments aggregating $72,000 for each year he has worked since January 1, 1991.

    Mr. Robbins is a party to an agreement which provides that if he dies while he is employed by the Company $104,000 per year will be paid to his beneficiaries for 15 years following his death. Alternatively, he will be paid benefits for 15 years ranging from $91,520 per year if he retires on or after March 31, 1994 to $104,000 per year if he retires on or after his 60th birthday.
PAGE

    A deferred compensation trust for the purpose of funding up to 30% of the gross retirement benefit obligations of the Company under these Special Deferred Benefit Arrangements and other deferred arrangements was established in 1990.

EXECUTIVE SEVERANCE AGREEMENTS

    The named executive officers have agreements with the Company pursuant to which (a) sums previously deferred pursuant to employment agreements, Special Deferred Benefit Agreements and the Management Incentive Compensation Plans of the Company and its subsidiaries would become payable within 30 days following a "Change of Control" of the Company (as defined in the agreements), if the individual had so elected prior to the Change of Control, and (b) a cash severance payment would become payable to such individual if, within two years after the Change of Control, his employment should be terminated by the Company (except for "Cause" as defined in the agreements) or the individual should resign for "Good Reason" (as defined in the agreements).

    The agreements entitle an individual to resign for Good Reason if, without his consent, in any circumstance other than his disability, his office in the Company or the geographical area of his employment should be changed or his compensation should not continue to be paid and increased on the same basis as had been in effect prior to the Change of Control or the individual should determine in good faith that the Company had, without his consent, effected a significant change in his status within or the nature or scope of his duties or responsibilities with the Company and the Company failed to cure such situation within 30 days after written notice from the individual.

    The severance payment would be three times the individual's average annual compensation during the two calendar years ended prior to the date of the Change of Control, plus a partial annual bonus based on the prior year's bonus prorated for the elapsed portion of the year in which employment terminated. The average compensation used in calculating the severance payment would be the individual's taxable compensation plus any deferred compensation accrued during the two relevant years but would not include any deferred compensation earned in prior years but paid in those years and would not include any taxable compensation relating to any stock option or restricted stock plan of the Company.

    Each agreement includes a covenant by the individual providing that if the individual's employment terminates in circumstances entitling him to a severance payment, he will, for a period of 18 months following the termination of his employment, neither (a) solicit any employee of the Company or any of its subsidiaries to leave such employ to enter into the employ of the individual, or any person or entity with which the individual is associated, nor (b) solicit or handle, on his own behalf or on behalf of any person or entity with which he is associated, the advertising, public relations, sales promotion or market research business of any advertiser which was a client of the Company or any of its subsidiaries on the date the individual's employment terminates.
PAGE

    The agreements give the individuals who are parties thereto an option to limit payment under the agreements to such sum as would avoid subjecting the individual to the excise tax imposed by Section 4999 of the Internal Revenue Code.

GENERAL

    Directors of the Company occasionally participate in the Interpublic stock repurchase program by arranging block sales of shares to Interpublic generally through their brokers. In 1993, Mr. Lowe sold 60,000 shares to Interpublic pursuant to this program.

    All directors and executive officers of the Company have filed stock ownership reports on Form 4 and Form 5 on a timely basis according to the rules, except that Mr. Lowe inadvertently filed one late report relating to the transaction described above.

RETIREMENT PLAN

    As of January 1, 1992, the Company adopted, subject to Internal Revenue Service approval, the Interpublic Retirement Account Plan to provide benefits under a "cash balance formula" to employees of Interpublic and most of its domestic subsidiaries having at least five years of service. Each year a participant's account balance is credited with an amount equal to a percentage of the participant's annual compensation plus interest credits. The percentage of annual compensation varies based on the sum of the participant's age and years of service from 1.5% for participants with a sum less than 40 years to 5% for participants with a sum of 80 or more years. Interest credits are based on the 1-year Treasury Bill Rate plus 1 percentage point, compounded quarterly, and are guaranteed at a minimum rate of 8% for 1992 and 1993 and 5% thereafter. Employees who qualify for retirement may receive their benefits as early as the first day of the month that follows retirement. For employees who do not qualify for retirement, benefits may be withdrawn in a single lump sum or in annuity form as of the first day of January following the first anniversary of termination of employment.

    Prior to January 1, 1992, employees employed by the Company and most of its domestic subsidiaries who had attained the age of 21 and had at least five years of service were entitled to receive a monthly benefit upon retirement pursuant to a defined benefit pension plan. Until July 31, 1987, the monthly benefit was computed as a percentage of average monthly compensation during the five consecutive calendar years with highest compensation with certain exclusions. The percentage of average monthly compensation used to calculate the monthly benefit was determined by multiplying the number of years of accredited service by 1.3%. Beginning July 31, 1987 the method of calculating the pension benefit was changed to a career average formula based on annual compensation. The percentage of annual compensation used to calculate the benefit was 1% of each year's compensation up to $15,000 plus 1.3% of any compensation in excess of that amount.
PAGE

    Participants in the defined benefit pension plan on December 31, 1991, had their normal retirement benefit converted on an actuarial basis into an "opening cash balance" as of January 1, 1992. This opening cash balance was incorporated into the participant's cash balance benefit under the Interpublic Retirement Account Plan and became eligible for interest credits and withdrawal on the same terms that apply to other amounts accrued under the cash balance formula. In addition, participants continued to accrue benefits pursuant to the career average formula and became eligible to receive upon retirement the higher of (1) the participant's benefit under the cash balance formula or (2) the participant's accrued retirement benefit under the career average formula as of December 31, 1991, plus any accrual after that date calculated pursuant to the career average formula. Employees joining the Company after December 31, 1991 are eligible to accrue benefits only under the cash balance formula.

    With certain minor exceptions, "compensation" under the career average formula as well as the cash balance formula includes all compensation subject to Federal income tax withholding, including deferred compensation paid during the year and non-cash items on which withholding is required, such as shares of restricted stock as to which restrictions have terminated. Compensation also includes contributions made to the Savings Plan on a pre-tax basis pursuant to Section 401(k) of the Internal Revenue Code. Annual compensation for pension accruals since December 31, 1988 has been limited by Federal tax law. In 1993, the applicable limit was $235,840. Effective January 1, 1994 the limit is $150,000, plus cost-of-living adjustments.

    Benefits under the cash balance formula and the career average formula are not reduced by social security payments or by payments from other sources. Joint and survivor and guaranteed minimum payment options, with reduced pensions, are available upon retirement subject to certain limitations. All benefits are funded through a trust.

    The estimated annual retirement benefit that each of the named executive officers would receive at normal retirement age, payable as a straight life annuity, is given as follows: Mr. Beard - $113,529; Mr. Geier - $118,800; Mr. James - $118,800; Mr. Lowe - $30,716 and Mr. Robbins - $92,633. The
current ERISA limit for annual retirement benefits is $118,800. Alternatively, each of the named executive officers could take the benefit as a lump sum estimated as follows: Mr. Beard - $1,176,750; Mr. Geier - $1,231,386; Mr. James - $1,231,386; Mr. Lowe - $318,379 and Mr. Robbins -
$960,163.

PAGE

              REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS


COMPENSATION POLICIES FOR EXECUTIVE OFFICERS

    The principal objective of the Company's compensation program is to provide key executives with short and long-term compensation which will enhance shareholder value by motivating executives, increasing retention and rewarding outstanding individual and Company performance.

    Compensation begins with a base salary intended to reflect responsibilities based on fully-satisfactory personal performance. To the base salary is added incentive compensation pursuant to one or more of the following three plans:

    - Management Incentive Compensation Plan (MICP), which is an annual bonus plan based on profits for the last completed fiscal year. Individual awards are typically paid in cash but may be paid in stock.

    - Long-Term Performance Incentive Plan (LTPIP), which provides for biennial awards each having a four-year term. These provide for cash incentives based on the long-term profits of the division or entity of the Company for which the executive is responsible. (Incentives under this plan based on appreciation of Interpublic Common Stock have been phased out in favor of stock options.)

    - 1986 Stock Incentive Plan, which provides for the issuance of stock options and restricted stock. These instruments gain in value over time
based on the increase in value of Interpublic Common Stock.   They are
forfeited in the absence of action by the Committee if an executive leaves the Company during the restriction period.

    The determination of the amount and form of executive compensation, including incentive compensation, paid to each executive officer of the Company is made by the Committee based on a discretionary evaluation, after taking into account a number of factors that may include:

1. The financial results of the Company and the anticipated changes in the economy and the Company.
2. The total compensation level for the particular executive based on salary, bonus and incentive compensation.
3. The accumulated value of incentive compensation previously provided such as stock options, restricted stock or performance units.
4. The Company's compensation plans and the current and future financial and tax impact on the Company and on the executive of benefits under these plans.
5.        The particular achievements of the executive.
6. The talents and unique qualities of the executive, and the value of his or her accumulated experience with the Company as those factors are relevant to the future management of the Company.

PAGE

    The Committee consists of five highly experienced outside directors. Four of the five members have served on the Compensation Committee for at least 15 years, and have served on a number of other boards in a similar capacity. All members have extensive knowledge of compensation practices in industry and in the private sector.

    The Committee's overall knowledge and experience of executive compensation practices provides the basis for making judgmental evaluations which in part determine individual performance awards to the executive officers. In addition, compensation decisions by the Committee are greatly influenced by the annual financial performance of the Company, which over the last decade has been excellent.

1993 COMPENSATION OF EXECUTIVE OFFICERS

    Salaries of the named executive officers remained unchanged in 1993 from 1992 except for an increase given to one officer to reflect his increased responsibilities. The Company's policy is to review salaries of senior executive officers serving in the same position every two years.

    The terms of the MICP provide for a bonus pool in any one year that may not exceed 5% of the amount by which consolidated pre-tax income on a worldwide basis (as defined in the Plan) exceeds 15% of the average equity capital of the Company in the immediately preceding calendar year. In recognition of economic factors, the Committee approved lower bonuses to executive officers with respect to 1993 than had been paid with respect to
1992.   The payment of lower bonuses does not reflect on the performance of the particular executive officers, but represents a general management decision to conserve resources.

    During late 1992 and early 1993, payouts were made in respect of performance units held by two of the named executive officers (Mr. Geier and Mr. Beard) based on the compound profit growth of Interpublic of 18% over the 1989-1992 performance period. Payouts were made to each of two other named executive officers holding 1989-1992 performance units (Mr. James and Mr. Robbins) based on the compound profit growth of the advertising agency systems on which their performance units were based.
Mr. Lowe did not hold 1989-1992 performance units. Performance units tied to phantom shares reached their maximum value for the 1989-1992 performance period of $4.8611 per phantom share.

          In 1993, all U.S. executives holding phantom shares under the 1991-1994 performance period under the LTPIP were given the opportunity to exchange those phantom shares for restricted stock at a 20% premium over the value of the phantom shares as of the date of exchange. Restrictions on the restricted stock expire on September 20, 2000. This exchange was approved by shareholders and is more fully described in the 1993 Proxy Statement. Dividends on phantom shares (less dividends on the restricted stock issued in exchange) will continue to be paid through 1994.

PAGE

TAX LAW CHANGES

    In 1993, the tax laws were amended to limit the deduction a publicly-held company is allowed for compensation paid in 1994 and thereafter to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Generally, amounts paid in excess of $1 million to a covered executive, other than performance-based compensation, cannot be deducted. The Committee intends to consider ways to maximize the deductibility of executive compensation, including utilization of performance-based plans, while retaining the discretion the Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    For 1993, Mr. Geier received a salary of $965,000, unchanged from 1992. The Committee believes that the level of Mr. Geier's salary is appropriate in light of the Company's financial results. In 1993, the Company had an increase of 12% in net income, an increase of 11% in earnings per share and an increase of 2.5% in gross income before the effect of foreign currency exchange [(3.3%) after such effect], in each case before the effect of FAS 106 with respect to post-retirement benefits other than pension and FAS 109 with respect to income taxes.

    Mr. Geier received a bonus for 1993 under the MICP of $350,000, compared with a bonus of $722,500 in 1992. The reduction of bonuses paid to the named executive officers, including Mr. Geier, reflects the Company's decision to conserve resources.

    Mr. Geier received in 1993 cash payments of $350,000 in respect of the 1989-1992 performance period under the LTPIP. He also received restricted stock having a value of $1,455,822 in exchange for outstanding phantom shares issued for the 1991-1994 performance period.

    A total of 10,800 performance units were issued to Mr. Geier in 1993 in respect of the 1993-1996 performance period under the LTPIP. Individual grants of performance units are determined by a formula and reflect both the executive's salary range and organizational responsibilities. These performance units, as well as restricted stock and options granted in previous years, are long-term awards that will result in compensation to Mr. Geier only in the event of his continued service to the Company. The primary purpose of these long-term contingent awards is the same for Mr. Geier as it is for all other executive officers, i.e., to provide a strong incentive to continue to serve the shareholders and to increase the value of the Company.

    In addition to the previously described six factors that may be considered by the Committee in determining compensation, a key performance measurement used in determining Mr. Geier's 1993 compensation was his achievement in successfully guiding the Company for the third consecutive year through a difficult business environment and causing it to excel in relation to its peers in quantitative as well as qualitative terms, as shown by the Performance Graph below.
PAGE

    The Compensation Committee consists entirely of non-employee directors. This Report is made unanimously.

                                 Frank Stanton, Chairman
                                 Leif H. Olsen
                                 J. Phillip Samper
                                 Joseph J. Sisco
                                 Jacqueline G. Wexler


PAGE

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN <F15>
               THE INTERPUBLIC GROUP OF COMPANIES, INC. COMMON STOCK,
                       THE S&P 500 AND PEER GROUP INDEX <F16>


The table below contains the data points used in the Performance Graph which appears in the printed proxy statement.

- ----------------------------------------------------------------------

Interpublic     100.00    135.92   149.16   248.40   307.13   286.45

S & P 500       100.00    131.59   127.49   166.17   178.81   196.75

Peer Group      100.00    114.61    80.87   117.74   146.60   160.12

____________________________________________

<F15>    Assumes $100 is invested on December 31, 1988 and that
         dividends are reinvested.
         Total shareholder return is weighted according to market capitalization at the beginning of each annual period.

<F16>    The Peer Group Index includes Interpublic and in addition
         consists of Saatchi & Saatchi, Omnicom, Foote Cone & Belding, Grey Advertising and WPP Group.

PAGE

           2. APPROVAL OF INTERPUBLIC OUTSIDE DIRECTORS' STOCK OPTION PLAN

         Stockholders are asked to approve the Interpublic Outside Directors' Stock Option Plan (the "Plan") providing for the issuance on the first Friday in June in each year to each outside director serving on that date of options to purchase shares of Interpublic Common Stock having an aggregate fair market value of $30,000. The purchase price for Interpublic Common Stock subject to options will be its fair market value on the date of grant. Options will become exercisable three years after the date of grant and will expire ten years from the date of grant.

         The purpose of the Plan is to enable members of the Board of Directors who are not current employees of the Company to increase their ownership of Interpublic Common Stock and to align their interests with the stockholders of the Company in consideration for their services to the Company. The six nominees for director who are not employees will be eligible to participate in the Plan, subject to the election of the nominees and the approval of the Plan by the stockholders.

         The number of options that would be issued to six outside directors under the Plan is not currently determinable. Based on the mean between the high and low trading prices of the Interpublic Common Stock of $30.125 per share on March 30, 1994, as reported on the New York Stock Exchange, options to purchase approximately 1,000 shares would have been issued to each outside director, and options to purchase a total of 6,000 shares would have been issued to six outside or non-executive directors as a group.

         An outside director will be able to exercise his or her stock options for 90 days following cessation of service as a director except that an outside director who is eligible to receive a benefit under the Interpublic Outside Directors' Pension Plan may exercise his or her options for 60 months following the date of retirement from the Board of Directors, but in no event after the expiration of the ten-year option term.

         A total of 75,000 shares of Interpublic Common Stock will be available for issuance under the Plan. Options will be issued under the Plan for a period of ten years. The number of shares available for award, and the exercise price and shares available under outstanding options, are subject to adjustment to reflect any stock split, stock dividend, recapitalization or other reorganization of the Company.

         The Plan will be administered by a Committee consisting of the directors of the Company who are not outside directors. No persons other than outside directors who are not current employees are eligible to participate in the Plan.

PAGE

TAX EFFECTS

         Options to be issued under the Plan are nonqualified options for U.S. Federal income tax purposes. Under current Treasury Department regulations, no income is recognized by the optionee and no deduction allowed to the Company or a subsidiary at the time an option is granted. However, the optionee generally will recognize taxable ordinary income at the time of exercise of an option in an amount equal to the excess of the fair market value of the shares acquired at the time of exercise over the option price thereof. The amount of ordinary income will be deductible by the Company or a subsidiary for Federal income tax purposes, provided that the amount qualifies as an ordinary and necessary business expense. If the optionee subsequently sells the shares, he or she will realize capital gain (or loss) on the sale equal to the difference between (a) the sale price and (b) the sum of the option price and the amount of ordinary income recognized as a result of the exercise of the option. The capital gain (or loss) will be a long-term capital gain (or loss) if more than 12 months have elapsed between the date ordinary income was recognized and the date of the sale. The maximum tax rate on net capital gain (the excess of any net long-term capital gain over any net short-term capital loss) is 28%.

         The text of the Plan is annexed hereto as Appendix A, and the foregoing description is qualified in its entirety by reference to such text.

         The favorable vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual
Meeting is required to approve this proposal.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

PAGE

                      3. APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         Price Waterhouse have been appointed and are acting as independent accountants of the Company for the year 1994. This firm has certified the Company's financial statements since 1952, and has advised the Company that they are independent accountants with respect to the Company and its subsidiaries within the meaning of the rules and regulations of the Securities and Exchange Commission.

         A representative of Price Waterhouse is expected to be present at the Annual Meeting with the opportunity to make a statement and to respond to appropriate questions.

         If a majority of the shares of stock present in person or by proxy and entitled to vote do not confirm the appointment of Price Waterhouse, the Board of Directors of the Company will take such vote into consideration and take action consistent to the extent practicable with the stockholders' vote and the Company's need for the services of independent accountants for the balance of the year 1994.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR CONFIRMATION OF THIS APPOINTMENT.

PAGE

                               SOLICITATION OF PROXIES

         The solicitation of proxies is made on behalf of the Management of the Company. Solicitation of proxies will be primarily by mail. In addition, proxies may be solicited in person or by telephone or telefax or other means by officers, directors and employees of the Company, at no additional compensation. Banks, brokers and others holding stock in their names or in the names of nominees will be reimbursed for out-of-pocket expenses incurred in sending proxies and proxy material to the beneficial owners of such shares. The cost of solicitation will be borne by the Company. D.F. King & Co., New York, N.Y., has been retained to assist the Management in the distribution of proxy materials to, and the solicitation of proxies from, brokers and other institutional holders at a fee of $5,500 plus reasonable out-of-pocket expenses.

         The Management is not aware of any other matters which may be brought before the meeting. If other matters not now known come before the meeting, the persons named in the accompanying form of proxy or their substitutes will vote such proxy in accordance with their best judgement.

                          By Order of the Board of Directors,


                                            Christopher Rudge
                                                Secretary
April 7, 1994

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                                                  APPENDIX A

             THE INTERPUBLIC OUTSIDE DIRECTORS' STOCK OPTION PLAN


   WHEREAS, The Interpublic Group of Companies, Inc. wishes to adopt a stock option plan for its outside directors (the "Plan");

   NOW, THEREFORE, the Plan is hereby adopted as of June 1, 1994.


                                   ARTICLE I

                                 INTRODUCTION

   1.1.   Name of Plan.  The name of the Plan is the "Interpublic
Outside Directors' Stock Option Plan."

   1.2. Purpose of Plan. The Plan is being established to attract, retain and compensate for service highly qualified individuals who are members of the Board of Directors of the Corporation, but not current employees of the Corporation or any of its subsidiaries, and to enable them to increase their ownership in the Corporation's Common Stock. The Plan will be beneficial to the Corporation and its stockholders since it will allow these directors to have a greater personal financial stake in the Corporation through the ownership of the Corporation's Common Stock, in addition to underscoring their common interest with stockholders in increasing the value of the Corporation's Common Stock longer term.

   1.3.   Effective Date.  The effective date of the Plan is June
1, 1994, or such later date as stockholder approval is obtained.


                                  ARTICLE II

                                  DEFINITIONS

   When used in capitalized form in the Plan, the following terms shall have the following meanings, unless the context clearly indicates otherwise:

   Act. "Act" means the Securities Exchange Act of 1934, as presently or hereafter amended.

   Committee. "Committee" means the directors of the Corporation who are not Outside Directors.

   Corporation.  "Corporation" means The Interpublic Group of
Companies, Inc.

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   Fair Market Value.  "Fair Market Value" means the mean of the high and low prices at which the Common Stock of the Corporation is traded on the date in question, as reported on the composite tape for New York Stock Exchange issues.

   NQSO. "NQSO" means a nonqualified stock option, and "NQSOs" means nonqualified stock options.

   Option Period. "Option Period" means the period beginning on the date of grant of an NQSO and ending on the tenth anniversary of the date of grant.

   Outside Directors. "Outside Directors" means members of the Board of Directors of the Corporation who are not employees of the Corporation or any of its subsidiaries.

   Plan.  "Plan" means the Interpublic Outside Directors' Stock
Option Plan, as amended from time to time.


                                  ARTICLE III

                                  ELIGIBILITY

   3.1. Condition. An individual who is an Outside Director on or after June 1, 1994 shall be eligible to participate in the Plan.


                                  ARTICLE IV

                               NATURE OF OPTIONS

   4.1.   NQSOs.  Only NQSOs may be granted under the Plan.


                                   ARTICLE V

                               SHARES AVAILABLE

   5.1. Numbers of Shares Available. The Plan provides for the issuance of an aggregate of 75,000 shares of Common Stock of the Corporation, par value $.10 per share, which may be authorized but unissued shares, treasury shares, or shares purchased on the open market.

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   5.2.   Adjustments.  The number of shares of Common Stock of
the Corporation reserved for awards under the Plan and the exercise price and the securities issuable under any outstanding NQSOs shall be subject to appropriate adjustment by the Committee to reflect any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares or other similar event. All determinations made by the Committee with respect to adjustment under this Section 5.2. shall be conclusive and binding for all purposes of the Plan.


                                  ARTICLE VI

                                GRANTS OF NQSOs

   6.1. Annual Grant. Each year on the first Friday in the month of June, each individual Outside Director shall automatically receive an NQSO covering the whole number of shares of Common Stock of the Corporation that has a Fair Market Value on the date of grant of $30,000, or if no whole number of shares has such an aggregate Fair Market Value then that whole number of shares valued most closely to $30,000. Notwithstanding the foregoing, if, on that first Friday, the General Counsel of the Corporation determines, in his or her sole discretion, that the Corporation is in possession of material, undisclosed information about the Corporation, then the annual grant of NQSOs to Outside Directors shall be suspended until the second day after public dissemination of such information. If Common Stock of the Corporation is not traded on the New York Stock Exchange on any date a grant would otherwise be made, then the grant shall be made as of the next day thereafter on which Common Stock of the Corporation is so traded.

   6.2. Option Price. The exercise price of the NQSO shall be the Fair Market Value on the date of the grant.


                                  ARTICLE VII

                                 OPTION PERIOD

   7.1. Duration. An NQSO granted under the Plan shall become exercisable three years after the date of grant and shall expire ten years after the date of grant.

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                                 ARTICLE VIII

                                    PAYMENT

   8.1. Exercise Price. The exercise price of an NQSO shall be paid in cash in U.S. Dollars on the date of exercise.


                                  ARTICLE IX

                             CESSATION OF SERVICE,
                               RETIREMENT, DEATH

   9.1 Cessation of Service. Upon cessation of service as an Outside Director (other than for reasons of retirement or death), NQSOs exercisable on the date of cessation of service shall continue to be exercisable by the grantee for ninety days following cessation of service, but in no event after the expiration of the Option Period.

   9.2. Retirement. If a grantee ceases to serve as an Outside Director and is eligible for a benefit under the Interpublic Outside Directors' Pension Plan, NQSOs exercisable on the date of cessation of service shall continue to be exercisable by the grantee for sixty months following the date of retirement from the Board, but in no event after the expiration of the Option Period.

   9.3 Death. Upon the death of a grantee, NQSOs exercisable on the date of death shall be exercisable thirty-six months from date of death, but in no event after expiration of the Option
Period, by the grantee's legal representatives or heirs.

   9.4 Forfeiture. If an NQSO is not exercisable on the date on which the grantee ceases to serve as an Outside Director, or if an NQSO is not exercised in full before it ceases to be exercisable in accordance with Article VII hereof and the preceding provisions of this Article IX, the NQSO shall, to the extent not previously exercised, thereupon be forfeited.


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
                                   ARTICLE X

                           ADMINISTRATION, AMENDMENT
                          AND TERMINATION OF THE PLAN

   10.1. Administration. The Plan shall be administered by the Committee.

   10.2. Amendment and Termination. The Plan may be terminated or amended by the Committee as it deems advisable. However, an amendment revising the size or frequency of awards or the exercise price, date of exercisability or Option Period of an NQSO shall not be made more frequently than every six months unless necessary to comply with the Internal Revenue Code of 1986, as amended. No amendment may revoke or alter in a manner unfavorable to the grantees any NQSOs then outstanding, nor may the Committee amend the Plan without stockholder approval where the absence of such approval would cause the Plan to fail to comply with Rule 16b-3 under the Act or any other requirement of any applicable law or regulation.

   10.3. Expiration of the Plan. An NQSO may not be granted under the Plan after June 7, 2004, but NQSOs granted prior to that date shall continue to become exercisable and may be exercised according to the terms of the Plan.

                                  ARTICLE XI

                              NONTRANSFERABILITY

   11.1. Options Not Transferable. No NQSO granted under the Plan is transferable other than by will or the laws of descent and distribution. During the grantee's lifetime, an NQSO may only be exercised by the grantee or the grantee's guardian or legal representative.

                                  ARTICLE XII

                        COMPLIANCE WITH SEC REGULATIONS

   12.1. Rule 16b-3. It is the Corporation's intent that the Plan comply in all respects with new Rule 16b-3 under the Act and that the Plan qualify as a formula plan meeting the conditions of paragraph (c)(2)(ii) of Rule 16b-3. If any provision of the Plan is found not to be in compliance with the Rule, or the Plan is found not to qualify as such formula plan, any provision which is not in compliance or does not qualify shall be deemed to be null and void. All grants and exercises of NQSOs under the Plan shall be executed in accordance with the requirements of Section 16 of the Act and any regulations promulgated thereunder.
PAGE
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                                 ARTICLE XIII

                              RIGHTS OF DIRECTORS

   13.1. Rights to NQSOs. Except as provided in the Plan, no Outside Director shall have any claim or right to be granted an NQSO under the Plan. Neither the Plan nor any action thereunder shall be construed as giving any director any right to be retained in the services of the Company.




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

                   THE INTERPUBLIC GROUP OF COMPANIES, INC.

            Proxy Solicited on Behalf of the Board of Directors of

         the Company for Annual Meeting of Stockholders, May 17, 1994



The undersigned hereby constitutes and appoints Eugene P. Beard, Philip H. Geier, Jr. and Christopher Rudge, and each of them, his true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of THE INTERPUBLIC GROUP OF COMPANIES, INC. to be held in The Equitable Center, 787 Seventh Avenue, New York, New York, on Tuesday, May 17, 1994 at 11:00 A.M. Eastern Time, and at any adjournments, thereof, on all matters to come before the meeting.

            Election of Directors. Nominees:

            Eugene P. Beard, Lynne V. Cheney, Philip H. Geier, Jr., Robert L. James, Frank B. Lowe, Leif H. Olsen, Kenneth
            L. Robbins, J. Phillip Samper, Joseph J. Sisco, Frank
            Stanton, Jacqueline G. Wexler


You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy Holders cannot vote your shares unless you sign and return this card.



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



            PLEASE MARK YOUR
            VOTES AS IN THIS
            EXAMPLE


This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors, FOR proposals 2 and 3 and in their discretion on such other matters as may properly come before the meeting.



The Board of Directors recommends a vote FOR proposals 2 and 3.




                                                 FOR      WITHHELD
1.   Election
     of Directors.


                                                 FOR      AGAINST   ABSTAIN
2.   Approval of Interpublic
     Outside Directors'
     Stock Option Plan.


                                                 FOR      AGAINST   ABSTAIN
3.   Approval of independent
     accountants.


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                          APPENDIX TO PROXY MATERIAL


The performance graph which appears on page 16 of the Company's printed Proxy Statement is described in narrative form in this electronic version under the heading "Comparison of Five-Year
Cumulative Total Return".